Exhibit 99
News Release
03/03/2008
TEPPCO EXPANDS MARINE TRANSPORATION BUSINESS;ACQUIRES ASSETS FROM HORIZON MARITIME
HOUSTON — TEPPCO Partners, L.P. (NYSE: TPP) today announced that its subsidiary, TEPPCO Marine Services, LLC, has acquired certain assets of Horizon Maritime, L.L.C., a Houston-based provider of marine transportation services for a variety of crude oil-based products, for approximately $87 million. The acquired assets include seven push boats and 17 barges that transport asphalt, bunker fuel and other oil products that require heated barges to storage facilities and refineries along the Mississippi, Illinois and Ohio rivers, as well as the Intracoastal Waterway. Included in the transaction are two additional boats currently under construction which are scheduled for delivery in 2008. Along with the assets, TEPPCO Marine also acquired the economic benefit of certain related commercial agreements.
“This transaction complements our existing marine transportation business and will further strengthen TEPPCO’s ability to capitalize on the growing demand for barge services to deliver crude oil, refined products and feedstocks,” said Jerry E. Thompson, president and chief executive officer for the general partner of TEPPCO. “The acquisition is consistent with our stated goal of expanding our newly created marine transportation segment through acquisitions and organic growth initiatives and also complements our strategy of developing a comprehensive network of product distribution terminals along the nation’s inland waterway system.” Thompson added that the purchase is expected to be immediately accretive to distributable cash flow.
The Horizon Maritime transaction, which was completed February 29, 2008, is TEPPCO’s second major acquisition of marine transportation assets in the past month. On February 1, the partnership completed a $500 million purchase of vessels and the economic benefit of related contracts from Houma, Louisiana-based Cenac Towing, Inc., one of the barge industry’s premier marine transportation companies. That acquisition, which was the largest ever for TEPPCO, marked the partnership’s entry into the marine transportation business. The assets purchased from Horizon Maritime will be operated by Cenac Towing under a services agreement.
With the completion of the Horizon transaction, TEPPCO’s marine transportation business is now comprised of 51 push boats, including the two scheduled for delivery in 2008, and 106 barges. TEPPCO ranks among the ten largest inland marine transportation companies for petroleum products based on the number of barges. TEPPCO’s barge fleet is also one of the newest in the industry, with an average age of approximately 12 years. The partnership’s 96 double-hulled barges represent more than 90 percent of its fleet, one of the highest percentages in the industry.
TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of more than $5.5 billion which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; owns and operates a marine transportation business for refined products, crude oil and lube products; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC and an undivided ownership interest in the Basin Pipeline. For more information, visit TEPPCO’s website at www.teppco.com. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE: EPE). Additional information about Enterprise GP Holdings is available at www.enterprisegp.com.
This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results from acquired businesses. These risks and uncertainties include, among other things, our ability to successfully integrate newly acquired businesses and achieve anticipated results from those businesses, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
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Contacts:
Rick Rainey — Media Relations
Phone: 713-381-3635
Mark Stockard — Investor Relations
Phone: 713-381-4707
Toll Free: 800/659-0059
Source: TEPPCO
P. O. Box 2521, Houston, Texas 77252-2521